EXHIBIT 99.1

Community Bancorp. Reports Third Quarter 2022 Earnings;

Continued Year over Year Growth in Assets, Deposits and Loans

For immediate release

Derby, VT: October 20, 2022 --- Community Bancorp., (OTCQX:CMTV) Community National Bank reported earnings for the third quarter ended September 30, 2022, of $3.6 million or $0.66 per share, a decrease of $88,696 or 2.4% compared to $3.7 million or $0.69 per share for the third quarter of 2021. Year to date earnings for 2022 are $9.0 million or $1.67 per share compared to $9.8 million or $1.82 per share a year ago.

Total assets for the Company at September 30, 2022 were $1.03 billion, compared to $1.02 billion at year-end 2021, and $968.6 million as of September 30, 2021. The year over year asset increase was driven by continued growth in deposit balances of $63.0 million, or 7.5%, compared to the 2021 period.  The cash from that deposit growth continues to fund the increase in the available for sale investment portfolio of $76.6 million or 69.2%.  Loans as of September 30, 2022 increased $31.6 million, or 4.6%, to $724.2 million, compared to $692.6 million for the same period in 2021. The year over year loan growth partially reflects the forgiveness and receipt of payment from the U.S. Small Business Administration (SBA) for PPP loans in the amount of $34.6 million during the comparison period.  Net of the decrease in PPP loans, the Company grew its loan portfolio by $68.0 million, year over year, due to continuing commercial loan demand. The year to date loan balances represent loan growth of $46.0 million net of PPP loan balance decreases. The asset growth was partially offset by a decrease in cash as it continues to be used to fund the growth in the investment portfolio.

Total net interest income for the third quarter ended September 30, 2022 of $8.4 million decreased $108,503, or 1.3%, compared to $8.5 million for the same quarter in 2021. The year over year decrease primarily reflects a decrease of $595,964, or 6.8%, in the interest and fees associated with PPP loans that are fully recognized as the loans are paid off, largely offset by an increase of $474,854, or 146.1%, in interest on debt securities attributable, primarily, to the significant growth in the investment portfolio. Net interest income for the nine months ended September 30, 2022 increased $13,249, or 0.1%, to $23.8 million, compared to $23.8 million for the same period in 2021

The provision for loan losses for the third quarter ended September 30, 2022 was $125,000, compared to $89,167 for the same period in 2021. Current year to date provision for loan losses was $1.3 million compared to $624,165 for the same period in 2021.  The $700,835 year over year increase was driven primarily by the previously-disclosed write-down on a single non-performing loan, which is in foreclosure, totaling $667,474 in March 2022.

Total non-interest income for the third quarter ended September 30, 2022 of $1.5 million decreased $168,983, or 9.9%, compared to $1.7 million for the same period in 2021. Total non-interest income for the nine months ended September 30, 2022 was $4.9 million compared to $5.0 million for the nine months ended September 30, 2021, a decrease of $189,023, or 3.8%. Total non-interest expenses decreased $190,948, or 3.4%, for the third quarter comparison period, and increased $62,657, or 0.4%, year over year.

Equity capital decreased to $69.5 million, with a book value per share of $12.56 as of September 30, 2022, compared to $84.8 million and a book value of $15.48 as of December 31, 2021.  This change reflects the increase of unrealized losses in the investment portfolio, reflecting rising bond rates, which caused a decline in fair market value of the investment portfolio.  This position is considered temporary and does not impact the Company’s regulatory capital ratios.

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President and CEO Kathryn Austin commented on the Company’s results: “Our operating results for the first nine months of 2022 continue to be very strong, with year over year growth in assets, deposits and loans, even in the face of rising interest rates. Our results underscore the continued strength of our team and the appeal of the financial products and services we provide, including retail and commercial offerings, in the communities we serve.”

As previously announced, the Company declared a quarterly cash dividend of $0.23 per share payable November 1, 2022 to shareholders of record as of October 15, 2022.

About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward looking statements, which are valid only as of the date of this release, should circumstances change.

For more information, contact:

Investor Relations

ir@communitynationalbank.com

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